Exhibit 99.1

EMBARCADERO TECHNOLOGIES, INC. FILES NOTIFICATION OF LATE FILING

FOR QUARTERLY REPORT ON FORM 10-Q

FOR QUARTER ENDED SEPTEMBER 30, 2006

San Francisco, CA, November 10, 2006 – Embarcadero Technologies, Inc. (NASDAQ: EMBT), announced today that the Company has submitted to the Securities and Exchange Commission (SEC) a Notification of Late Filing pursuant to Rule 12b-25 of the Securities Exchange Act of 1934 related to its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2006. The filing is being delayed to enable the Audit Committee of the Company’s Board of Directors to evaluate the Company’s accounting for certain stock option grants made in 2000 and 2001.

The Audit Committee has retained O’Melveny & Myers LLP to assist it in reviewing certain of these stock option grants. This review is ongoing and the Company intends to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 as soon as practicable upon completion of the review.

As previously announced, the Company entered into an Agreement and Plan of Merger on September 6, 2006 with EMB Holding Corp., a Delaware corporation (an affiliate of Thoma Cressey Equity Partners, Inc.) and EMBT Merger Corp., a Delaware corporation. On October 24, 2006, Embarcadero filed a proxy statement in connection with the proposed merger. The Company is currently unable to determine the impact, if any, this filing delay may have on the completion of the proposed merger.

About Embarcadero Technologies

Embarcadero Technologies, Inc. (NASDAQ: EMBT) is a leading provider of strategic data management solutions that help companies to improve the availability, integrity, accessibility, and security of corporate data. Nearly 12,000 customers, including 97 of the Fortune 100, rely on Embarcadero Technologies solutions to maximize their return on corporate data assets and to meet the challenges of explosive data growth, escalating data security requirements, and complex, multi-platform data environments. Embarcadero Technologies is headquartered in San Francisco, CA. For more information, call 415/834-3131 or visit www.embarcadero.com.

Forward- Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including risks associated with the ability of the Audit Committee to complete its review, any findings resulting from such review and any fluctuations in quarterly results and other risks identified in the Company’s periodic filings with the Securities and Exchange Commission including, but not limited to, those appearing under the caption “Risk Factors” in the Company’s most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Actual results, events, and performance may differ materially. Readers are cautioned not to place undue relevance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the Company does not intend to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.

Embarcadero, the Embarcadero Technologies logos and all other Embarcadero Technologies product or service names are trademarks of Embarcadero Technologies, Inc. All other trademarks are property of their respective owners.